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                                                                     EXHIBIT 8.1

            [Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

                                                               September 7, 1999

Centocor, Inc.
200 Great Valley Parkway
Malvern, PA 19355-1307

Ladies and Gentlemen:

     We have acted as counsel to Centocor, Inc., a Pennsylvania corporation (the "Company"), in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger, dated as of July 20, 1999 (the "Merger Agreement"), among Johnson & Johnson, a New Jersey corporation ("Parent"), Admiral Merger Corp., a Pennsylvania corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and the Company and (ii) the preparation of the joint proxy statement/prospectus relating to the Merger filed with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Proxy Statement"). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to such term in the Merger Agreement.

     In connection with this opinion, we have examined the Merger Agreement, the Proxy Statement and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined, and the facts and representations concerning the Merger that have come to our attention during our engagement, and (ii) that the Merger and the transactions related to the Merger or contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement and as described in the Registration Statement, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time.

     In our opinion, the discussion set forth in the Proxy Statement under the heading "Material United States Federal Income Tax Consequences of the Merger" constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences generally applicable to a holder of Company Common Stock who receives the Merger Consideration in exchange for Company Common Stock pursuant to the Merger Agreement. This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

     This letter is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement and the Proxy Statement, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. In accordance with the requirements of
Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Proxy Statement and to the reference to our firm name under the
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headings "The Merger -- Material United States Federal Income Tax Consequences
of the Merger" and "The Merger Agreement -- Conditions to the Completion of the Merger" in the Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission hereunder.

                               Very truly yours,

                                        SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP